Prospectus Supplement No. 1
Filed Pursuant to Rule 424(b)(3)
File No. 333-138805

Prospectus Supplement No. 1

(to Final Prospectus dated December 1, 2006)

This Prospectus Supplement No. 1 supplements and amends the Final Prospectus dated December 1, 2006, relating to the sale from time to time of up to 947,687 shares of our common stock by certain selling shareholders.

On December 8, 2006, we filed with the U.S. Securities and Exchange Commission the attached Form 8-K announcing revised timing expectations for commercial launch of our minimally invasive surgical ablation system.  As a consequence of continued review by the U.S. Food and Drug Administration of our application, we no longer expect to receive 510(k) clearance on a timeline that would permit commercial launch of our minimally invasive system this calendar year.

This Prospectus Supplement No. 1 should be read in conjunction with the Final Prospectus and is qualified by reference to the Final Prospectus except to the extent that the information in this Prospectus Supplement No. 1 supersedes the information contained in the Final Prospectus.

Our shares of common stock are quoted on the OTC Bulletin Board and trade under the ticker symbol “MCVI.”  On December 7, 2006, the closing price of a share on the OTC Bulletin Board was $4.25.

Investing in our common stock involves a high degree of risk.  See “Risk Factors” beginning on page 6 of the Final Prospectus dated December 1, 2006.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement No. 1 is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 1 is December 8, 2006.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

December 8, 2006

Date of report (Date of earliest event reported)

MedicalCV, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	000-33295	41-1717208
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

9725 South Robert Trail

Inver Grove Heights, Minnesota 55077

(Address of principal executive offices, including zip code)

(651) 452-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01        OTHER EVENTS

On December 8, 2006, we issued a press release, which appears as Exhibit 99 hereto, announcing revised timing expectations for commercial launch of our minimally invasive surgical ablation system.  As a consequence of continued review by the U.S. Food and Drug Administration of our application, we no longer expect to receive 510(k) clearance on a timeline that would permit commercial launch of our minimally invasive system this calendar year.  Such press release is incorporated by reference in response to this Item 8.01.

ITEM 9.01        FINANCIAL STATEMENTS AND EXHIBITS

(d)      Exhibits

See “Exhibit Index.”

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MedicalCV, Inc.

Date: December 8, 2006	By:	/s/ Eapen Chacko
Eapen Chacko Vice President, Finance, and Chief Financial Officer

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EXHIBIT INDEX

Exhibit
Number	Description

99	Press release, dated December 8, 2006.

EXHIBIT 99

Company Contacts:

MedicalCV, Inc.	Marc P. Flores	Eapen Chacko
(651) 452-3000	President and Chief Executive Officer	Vice President, Finance and CFO

MedicalCV, Inc. Revises Timing Expectations for

Commercial Launch of Minimally Invasive System

MINNEAPOLIS—(BUSINESS WIRE)—December 8, 2006—MedicalCV, Inc. (OTC Bulletin Board: MCVI.OB), www.medcvinc.com, announced today that it has received correspondence from the U.S. Food and Drug Administration commenting on the company’s 510(k) application for its minimally invasive surgical ablation system.  The company expects to respond to such comments within the next 30 days.  As a consequence of the continued review of the company’s application, the company no longer expects to receive 510(k) clearance on a timeline that would permit commercial launch of its minimally invasive system this calendar year.

About MedicalCV, Inc.

MedicalCV, Inc., a cardiovascular surgery device manufacturer, focuses on the development and introduction of products designed to improve patient outcomes through the early treatment of cardiovascular disorders and disease, specifically products used by cardiac surgeons to ablate cardiac tissue as a potential means to treat atrial fibrillation. The Company’s core technology is the AtriLaze™ Cardiac Ablation System for use in cardiac tissue ablation procedures in open-heart surgery. The Company’s common stock is traded on the OTC Bulletin Board under the symbol “MCVI.OB.”

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